EXHIBIT 99.1

j2 Global Communications' eFax and jConnect Services
To Be Integrated With Microsoft Office 2003 Editions

Subscribers Can Use eFax® and jConnect® Seamlessly
Within Microsoft Office 2003 Applications

LOS ANGELES, Calif..—May 14, 2003—j2 Global Communications, Inc. [NASDAQ: JCOM], the provider of outsourced, value-added messaging and communications services, today announced that its eFax® (Internet faxing) and jConnect® (unified communications) subscription services will be made available via upcoming Microsoft® Office 2003 Editions–making eFax and jConnect available to all Microsoft Office 2003 software users.

Building upon the offering of eFax for Microsoft Office XP users in 2002, Microsoft Corporation is now implementing a more tightly integrated Internet faxing and unified communications solution for the Microsoft Office 2003 platform, scheduled for release later this year. j2 Global’s services are already used by more than four million individuals and business professionals worldwide; with today’s announcement, eFax and jConnect have the potential to reach millions of Microsoft Office users around the world.

The integration of eFax and jConnect into the Microsoft Office customer experience provides a simple, rich solution for desktop communications. From within the Microsoft Office environment, users will be able to subscribe to eFax or jConnect, select a unique local telephone number from among the more than 1,000 cities worldwide served by j2 Global, and begin using the fax and/or unified messaging services immediately. Localized registration for the services will be available to Microsoft Office users who reside in any of the 18 countries in which j2 Global provides local telephone numbers.

As an eFax or jConnect subscriber, users will be able to send faxes directly from Microsoft Office applications; moreover, faxes and voicemail messages can be received as email attachments in the user’s personal email InBox. New functionality available in the Microsoft Office Internet fax solution includes the ability for users to create personalized fax cover sheets, preview faxes and calculate the cost of fax transmissions before sending, send annotated faxes, organize faxes in search folders, and apply document stamps and signatures directly into faxes–all from within the Microsoft Office application interface. Microsoft and j2 Global have also teamed up to implement technology aimed at protecting users from any potential fraudulent use of their account.

Additional benefits of the eFax and jConnect services include reduced expenses associated with fax hardware, software, maintenance, support, supplies, printing and mailing. The convenience of the integration also enables users to enhance their workflow and office productivity through a reduction in document handling, increased speed and efficiency of delivery.

“We are pleased that Microsoft has recognized the value of our services and will incorporate access to them in order to make the Office experience more productive, powerful and easy to use,” said Zohar Loshitzer, executive vice president, corporate strategy of j2 Global. “This relationship demonstrates our Company’s continued growth as a leader in the value-added messaging and communications business.”

“Our goal with the new Microsoft Office System is to connect people with information and business process,” said Joseph Eschbach, Microsoft Corporate VP. “j2 Global’s eFax and jConnect services will enable people and companies to quickly and conveniently establish an Internet fax or unified communications environment for their messaging needs within the Microsoft Office desktop. This is a great example of how we’re turning this goal into a reality.”

About j2 Global Communications

Founded in 1995, j2 Global Communications, Inc., provides outsourced, value-added messaging and communications services to more than four million customers around the world. j2 Global’s network spans more than 1,000 cities in 18 countries on five continents. The Company offers its patented services and software through three distinct sales channels: Web, Corporate and Licensed Services, and markets those services under the j2® , eFax® , jConnect® , jFax® , ConsensusTM, Hotsend® , PaperMaster® , Protofax® and Documagix® brands. As of March 31, 2003, j2 Global had achieved 24 consecutive quarters of revenue growth and five consecutive quarters of positive earnings. For more information about j2 Global, please visit www.j2global.com.

Contacts:

Christine Brodeur or C.J. Nance	Jeff Adelman
Socket Media, Inc.	j2 Global Communications, Inc.
310-829-0556 or 310-829-0534	323-372-3617
info@socketmedia.com	press@j2.com

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: Certain statements in this Press Release are “forward-looking statements” within the meaning of The Private Securities Litigation Act of 1995. These forward-looking statements are based on management’s current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward–looking statements. These factors and uncertainties include, among other items: Ability to obtain telephone numbers in sufficient quantities, in desired locations and on acceptable terms; subscriber growth and retention; uncertainties regarding the protection of proprietary technology or infringement of intellectual property of others; the risk of adverse changes in the U.S. or international regulatory environments surrounding unified messaging and communications; and other factors set forth in j2 Global’s filings with the Securities and Exchange Commission (“SEC”). For a more detailed description of the risk factors and uncertainties affecting j2 Global, refer to the Annual Report on Form 10-K filed by j2 Global on March 31, 2003 and the other reports filed by j2 Global from time to time with the SEC, each of which is available at www.sec.gov.